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                                                                      EXHIBIT 99

[LOGO OF METROMEDIA FIBER NETWORK]                      [LOGO OF BELL ATLANTIC]



FOR IMMEDIATE RELEASE                   Contact:
October 7, 1999                         Bell Atlantic
                                        JOHN JOHNSON
                                        617-743-3677
                                        john.h.johnson@bellatlantic.com
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                                        Metromedia Fiber Network
                                        ELLEN STRAHS FADER
                                        212-606-4389
                                        efader@metromediacompany.com
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                   BELL ATLANTIC AND METROMEDIA FIBER NETWORK
                         ANNOUNCE STRATEGIC AGREEMENTS

      Bell Atlantic to Acquire $550 Million of Metromedia Fiber Network's
         Fiber Optic Infrastructure and Invest $1.7 Billion in Company

         Metromedia Fiber Network Announces Enhanced Network Build Out


NEW YORK--Bell Atlantic (NYSE:BEL) and Metromedia Fiber Network, Inc. (NASDAQ:MFNX) today announced a strategic agreement that will speed the deployment of both Bell Atlantic's data services and Metromedia Fiber Network's build out plan of its fiber optic infrastructure.

     Metromedia Fiber Network (MFN) is an international provider of dedicated fiber optic networks in major metropolitan markets.

     Under an agreement valued at $550 million, MFN will provide dark fiber infrastructure to Bell Atlantic for a twenty-year period at industry-leading prices. The agreement will provide Bell Atlantic low-cost access to MFN's networks in 50 major U.S. metropolitan markets and multiple cities internationally via MFN's fiber optic infrastructure. Dark fiber is unlit fiber optic strands that provide virtually unlimited


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bandwidth for the transmission of data, voice, video and multi-media communications services.

     In addition, Bell Atlantic will invest about $700 million to purchase approximately 9.9 percent of the equity of MFN through the purchase of newly issued shares at $28 per share.

     Also, as part of the transaction, Bell Atlantic will buy approximately $975 million in debt securities convertible into common stock at a conversion price of $34 per share, increasing Bell Atlantic's potential equity investment in MFN to about 19 percent of the company. MFN will use this new cash infusion to accelerate the build out of its nationwide dark fiber infrastructure as well as to enter new markets in the U.S. and internationally.

     "This relationship extends our data network and advances our strategy to be a nationwide and global provider of leading-edge communications services," said Larry Babbio, president and chief operating officer of Bell Atlantic. "It also complements the reach of the GTE national backbone network and our new wireless venture with Vodafone. As a result, the combined Bell Atlantic/GTE will have the capability to better serve its largest existing business customers on both a regional and national basis."

     Howard Finkelstein, president of MFN, said, "We're very pleased that we have broadened our relationship with Bell Atlantic. This agreement accelerates the global expansion of our end-to-end pure photonic infrastructure, enabling us to meet the sophisticated high bandwidth needs of our diverse carrier and enterprise customer base. In addition, Bell Atlantic not only becomes a premier customer, but an important anchor tenant."

     MFN's recent acquisition of AboveNet also provides additional potential benefits to Bell Atlantic. AboveNet is a leading provider of high performance Internet connectivity solutions that include more than 270 peering relationships, proprietary technology and Internet infrastructure that enables highly enhanced levels of service in the delivery of mission-critical Internet applications.

     MFN has already announced planned networks covering 25 U.S. markets and multiple international cities. In connection with this agreement, MFN is announcing its intention to enter a total of 50 domestic markets and additional international cities. The

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transaction also gives Bell Atlantic access to more than 7,000 planned route miles in the United States and Europe.

     "The MFN facilities will enhance the merged Bell Atlantic/GTE infrastructure and provide our existing large business customers the high bandwidth services they require regionally and nationally," said Joe Farina, president and chief executive officer of Bell Atlantic Data Solutions Group. "This agreement also provides us with the flexibility to deploy capacity where needed to meet our customers' needs."

     The commercial agreement with MFN is consistent with Bell Atlantic's previously announced plans to build an in-region asynchronous transfer mode-based long distance network. Bell Atlantic's Data Solutions Group has already leased dark fiber from MFN in the New York area as part of the network build out. Other Bell Atlantic business units also will benefit from this agreement, including Bell Atlantic Mobile.

     Completion of this transaction is subject to the expiration of the Hart-Scott-Rodino waiting period and certain state regulatory and other approvals.

                              About Bell Atlantic

     Bell Atlantic is at the forefront of the new communications and information industry. With 43 million telephone access lines and nine million wireless customers worldwide, Bell Atlantic companies are premier providers of advanced wireline voice and data services, market leaders in wireless services and the world's largest publishers of directory information. Bell Atlantic companies are also among the world's largest investors in high-growth global communications markets, with operations and investments in 23 countries.

                    About Bell Atlantic Data Solutions Group

     Bell Atlantic Data Solutions Group (DSG) www.ba-dsg.com is dedicated to
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providing globally integrated network solutions that seamlessly connect businesses with their customers, partners and employees. DSG provides all aspects of data networking from the management and operation of customer networks and network integration, to network transport and advanced IP services such as intranets and extranets, virtual private networks, web hosting, multimedia services as well as call center solutions.

                         About Metromedia Fiber Network

     Metromedia Fiber Network is building metropolitan fiber optic infrastructure in the local loop in strategic Tier One markets, enabling technologically sophisticated organizations to implement the latest data, video, internet and multimedia applications. By offering virtually unlimited, unmetered bandwidth at a fixed cost, Metromedia Fiber Network is eliminating the bandwidth barrier and redefining the way broadband capacity is sold. For more information about Metromedia Fiber Network, please visit the company's Web site at www.mmfn.com.
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This news release contains certain forward-looking statements that involve risks and uncertainties. Factors that could cause or contribute to such risks and uncertainties include, but are not limited to, general economic and business conditions, competition, changes in technology and methods of marketing, and various other factors beyond the Company's control. This also includes such factors as described from time to time in the SEC reports filed by Metromedia Fiber Network, including the most recently filed Forms 10-K, 10-Q and S-4.

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